                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement

     / / Confidential, for Use of the
         Commission Only (as permitted by
         Rule 14a-6(e)(2))

     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                       BINDLEY WESTERN INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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


                        BINDLEY WESTERN INDUSTRIES, INC.



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1997





         The annual meeting of shareholders of Bindley Western Industries, Inc. will be held at the Conference Center, 10333 North Meridian Street, Indianapolis, Indiana, on Thursday, May 15, 1997, at 9:00 a.m., Indianapolis time, for the following purposes:

         (1) To elect ten directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified;

        (2) To approve or disapprove the appointment of Price Waterhouse LLP as auditors for the Company for 1997;

         (3) To approve or disapprove a shareholder's proposal related to non-employee directors' compensation as set forth in the proxy statement, if such proposal is properly presented at the meeting; and

        (4) To transact such other business as may properly come before the meeting.

         All shareholders of record at the close of business on March 21, 1997 will be eligible to vote.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY FORM IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.





                                        Michael D. McCormick, Secretary

                        BINDLEY WESTERN INDUSTRIES, INC.

                      10333 N. MERIDIAN STREET, SUITE 300
                          INDIANAPOLIS, INDIANA 46290

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1997

         This statement is being furnished to shareholders on or about
March 28, 1997 in connection with a solicitation by the Board of Directors of Bindley Western Industries, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at 9:00 a.m., Indianapolis time, Thursday, May 15, 1997, at the Conference Center, 10333 North Meridian Street, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice.

         At the close of business on March 21, 1997, the record date for the meeting, there were 11,628,557 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

         Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1, for Proposal 2, and against Proposal 3. Election of directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposals 2 and 3 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to all of the proposals, neither broker non-votes nor abstentions will affect the determination of whether such proposals will be approved.

         The Board of Directors does not intend to bring before the meeting any matters other than those described in the attached Notice of Annual Meeting. The Board of Directors is aware that the Company has been notified by two shareholders that each may raise separate proposals for consideration at the annual meeting. One of these proposals relates to the adoption of a policy against entering into future agreements with officers and directors which provide compensation contingent on a change of control of the Company, unless such agreements are approved by a majority of shareholders. The other of such potential proposals recommends that the Board of

Directors engage an investment banker to explore alternatives to enhance the value of the Company. Because these proposals did not comply with the rules of the Securities and Exchange Commission governing inclusion of shareholders' proposals in the Company's proxy materials, they have not been included herein. If either of these proposals is properly presented at the annual meeting, the Board of Directors will recommend to the persons named in the accompanying form of proxy that they vote such proxy against such proposal. On all matters other than those described in the attached Notice of Annual Meeting that properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

         The Company intends to retain Corporate Investor Communications ("CIC") to assist in the solicitation of proxies. CIC may contact various shareholders by telephone to solicit the return of their proxies. The fee to be paid to CIC is not expected to exceed $4,000. The cost of the solicitation of proxies will be borne by the Company.


                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

NOMINEES

         Ten directors are to be elected at the meeting, each to hold office for a term of one year and until his successor is elected and has qualified.
It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the persons identified on the next page. Each of the nominees for director is presently a director. If any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

         The Company's By-Laws provide for a Board of Directors consisting of eleven members. Thomas G. Slama has not been nominated for re-election as a director. Following the meeting, and assuming the election of all ten nominees, ten directors will serve on the Board of Directors and one vacancy will exist. The accompanying form of proxy cannot be voted for a greater number of persons than the ten nominees for director listed below. Although the Board of Directors could elect another director to the Board at a later date, there is no present intention to do so.

          Unless otherwise indicated in a footnote to the following table, the principal occupation of each nominee has been the same for the last five years, and such nominee possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by such nominee.
William E. Bindley is the father of William F. Bindley II. There is no family relationship between any other of the directors or executive officers of the Company.

                                                                                 Shares
                                                                               Beneficially       Percent
                                           Present                               Owned on         of Class
                                           Principal             Director       January 31,       (if more
         Name             Age              Occupation             Since            1997            than 1%)
---------------------     ---    ----------------------------    --------    ---------------      --------
William E. Bindley (1)   56      Chairman of the Board, Chief     1970       3,298,912 (2)(3)      27.8%
                                 Executive Officer and
                                 President of the Company

Robert L. Koch II (4)    58      President, George Koch           1987          13,000 (5)           ---
                                 Sons, Inc. (manufacturer of
                                 industrial painting systems)

James K. Risk III (6)     55     President, Kirby Risk            1987          13,817 (7)           ---
                                 Corporation (electrical
                                 supply company)

K. Clay Smith (8)        59      President, Underwood Machinery   1983           9,000 (9)           ---
                                 Transport, Inc. (transportation
                                 company)

J. Timothy McGinley       56     President, H.M.I., Inc.          1987          16,000 (9)           ---
                                 (real estate investment company)

Michael D. McCormick      49     Executive Vice President,        1990         277,857 (2)(10)      2.3%
                                 General Counsel and
                                 Secretary of the Company

William F. Bindley II     35     President, Heartland             1990          46,425 (11)          ---
                                 Films, Inc. (motion picture
                                 production company)

Thomas J. Salentine       57     Executive Vice President and     1990         321,483 (2)(12)      2.7%
                                 Chief Financial Officer of
                                 the Company

Keith W. Burks            39     Executive Vice President         1993         217,200 (2)(13)      1.8%
                                 of the Company

Seth B. Harris (14)       57     Retired Chairman of the Board    1994           7,000 (15)          ---
                                 and President of Harris Wholesale
                                 (wholesale pharmaceutical
                                 distribution company)
----------

(1) Mr. Bindley also serves on the Board of Directors of Shoe Carnival, Inc., a shoe retailer, and Key Bank, N.A., a bank holding company.

(2) Does not include shares subject to stock options which are not exercisable within 60 days.

(3) Includes presently exercisable stock options to purchase 222,905 shares granted by the Company. Also includes 1,000 shares held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(4) Mr. Koch also serves on the Board of Directors of CNB Bancshares, Inc., a bank holding company, and SIGCORP, Inc., a public utility holding company.

(5) Mr. Koch shares voting and dispositive power with respect to 5,000 of such shares with his wife or children. Includes presently exercisable stock options to purchase 5,000 shares, granted under the Company's Outside Directors Stock Option Plan.

(6) Mr. Risk also serves on the Board of Directors of Marsh Supermarkets, Inc., a retail grocery chain.

(7) Mr. Risk shares voting and dispositive power with respect to 681 of such shares with his wife or children. Includes presently exercisable stock options to purchase 6,000 shares, granted under the Company's Outside Directors Stock Option Plan.

(8)     Mr. Smith also serves on the Board of Directors of Marsh Supermarkets,
        Inc.

(9) Includes presently exercisable stock options to purchase 6,000 shares, granted under the Company's Outside Directors Stock Option Plan.

(10) Includes presently exercisable stock options to purchase 269,000 shares granted by the Company.

(11) Mr. W.F. Bindley II shares voting and dispositive power with respect to 19,225 of such shares with his spouse or minor child. Includes presently exercisable stock options to purchase 6,000 shares, granted under the Company's Outside Directors Stock Option Plan.

(12) Includes presently exercisable stock options to purchase 308,500 shares granted by the Company.

(13) Includes presently exercisable stock options to purchase 209,000 shares granted by the Company.

(14) Mr. Harris also serves on the Board of Directors of Collaborative Clinical Research, Inc., a clinical research site selecting and management company.

(15) Includes presently exercisable stock options to purchase 3,000 shares granted under the Company's Outside Directors Stock Option Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.


MEETINGS AND COMMITTEES

        During 1996, the Board of Directors of the Company held five meetings. Except for Dr. Slama, during the period in 1996 for which he served as a director, no director attended fewer than 75% of the total meetings of the Board of Directors and each committee on which he served. The Board of Directors does not have a nominating committee. The Board of Directors has a Compensation and Stock Option Committee (the "Committee"), which consists of Messrs. Harris, Koch, McGinley, Risk and Smith. The primary function of the Committee is to establish compensation policies and to administer all executive compensation and stock option plans of the Company. The Committee met five times during 1996.

        The Board of Directors of the Company has an Audit Committee, the current members of which are Messrs. Koch and Smith. The function of the Audit Committee is to meet with the independent accountants of the Company, to review the audit plan for the Company, to review the annual audit of the Company with the accountants together with any other reports or recommendations made by the accountants, to recommend whether the accountants should be continued as auditors for the Company and, if others are to be selected, to recommend those to be selected, to meet with the chief accounting officer for the Company and to review with him and the accountants for the Company the adequacy of the Company's internal controls, and to perform such other duties as shall be delegated to the Audit Committee by the Board of Directors. The Audit Committee met once during 1996.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of Common Stock, to file reports of ownership with the Securities and Exchange Commission and the NYSE. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1996, all filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with.

EXECUTIVE OFFICERS

        As used throughout this Proxy Statement, the term "executive officers" refers to William E. Bindley, Chairman of the Board, Chief Executive Officer and President, Keith W. Burks, Executive Vice President, Michael D. McCormick, Executive Vice President, General Counsel and Secretary, Thomas J. Salentine, Executive Vice President and Chief Financial Officer, Gregory S. Beyerl, Vice President and Controller, and Michael L. Shinn, Treasurer.

        Thomas G. Slama, M.D., served as President and Chief Executive Officer of Priority Healthcare Services Corporation, a subsidiary of the Company formerly known as National Infusion Services, Inc. ("PHSC"), from February 8, 1996 until he severed his employment relationship with the Company as of November 14, 1996. Dr. Slama remains a director of the Company until the annual meeting of shareholders. In addition to the practice of medicine, for a period of more than the last five years Dr. Slama has been Chief of the Division of Infectious Diseases at St. Vincent's Hospital and Health Care in Indianapolis, Indiana and Clinical Professor of Medicine at the Indiana University School of Medicine. Until February 8, 1996, Dr. Slama served as President of Infectious Diseases of Indiana P.S.C.

LEGAL PROCEEDINGS

        The Company and PHSC are defendants in a complaint filed by Dr. Slama in the Hamilton County, Indiana Superior Court on October 7, 1996. The complaint alleges breach of contract and defamation resulting from the alleged termination of Dr. Slama's employment with PHSC in October of 1996. Dr. Slama seeks damages in excess of $3.4 million, punitive damages, attorneys fees, costs and interest.

        The Company believes Dr. Slama wrongfully terminated his employment, and alternatively, that it had grounds to terminate Dr. Slama under his employment agreement. Accordingly, the Company will aggressively defend the suit, including the filing of its own complaint or counterclaim against Dr. Slama seeking, among other things, declaratory relief, compensatory and treble damages, punitive damages, attorneys fees, costs and interest.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

        The following table sets forth certain information regarding compensation paid during each of the Company's last three years to the Company's Chief Executive Officer and each of the Company's five other most highly compensated executive officers, based on salary and bonus earned during 1996 (the "Named Executive Officers").

                                                                              Long Term
                                               Annual Compensation           Compensation
                                             -----------------------         ------------
                                                                               Awards
                                                                               ------
                                                                             Securities
         Name and Principal                                                  Underlying      All Other
              Position              Year      Salary          Bonus (1)      Options (2)    Compensation
-------------------------------     ----      ------          ---------      -----------    ------------
 William E. Bindley                 1996       $656,350       $286,931         100,000       $ 268,594 (3)
 Chairman, Chief Executive Officer  1995        599,260        247,354         100,000         261,990
 and President                      1994        553,500        231,172         100,000 (4)     280,467

 Thomas J. Salentine                1996       $253,400       $217,184          60,000       $  23,036 (5)
 Executive Vice President and       1995        231,315        188,856          60,000          22,013
 Chief Financial Officer            1994        192,331        176,501          60,000          20,226

 Michael D. McCormick               1996       $245,675       $216,384          60,000       $  22,531 (6)
 Executive Vice President,          1995        223,955        188,160          60,000          21,732
 General Counsel and Secretary      1994        185,750        175,850          60,000          19,609

 Keith W. Burks                     1996       $234,950       $215,505          60,000       $  22,261 (7)
 Executive Vice President           1995        214,500        187,396          60,000          21,556
                                    1994        172,000        175,136          60,000          19,224

 Michael L. Shinn                   1996        $95,375        $36,000          15,000       $  10,426 (8)
 Treasurer                          1995         88,083         30,000          15,000           9,328
                                    1994         81,400         25,000          15,000           8,720

 Thomas G. Slama                    1996       $225,096             $0          25,000             397 (9)
 President and Chief                1995            ---            ---             ---             ---
 Executive Officer of PHSC (10)     1994            ---            ---             ---             ---


--------------
 (1) Reflects bonus earned during the specified year, which bonuses at times have been paid in the following year.

 (2) Options to acquire shares of Common Stock. The Company has no SAR plan and has never granted restricted stock awards.

 (3) Consists of $12,000 in Company contributions to the Company's profit sharing plan, $18,000 in Company contributions under Mr. Bindley's deferred compensation arrangement described under "---Nonqualified Deferred Compensation Arrangements," $32,704 for the term insurance portion and $189,163 for the non-term insurance portion of the split-dollar life insurance plan described under "---Split Dollar Life Insurance," $15,719 of above market interest and $1,008 in group life insurance premiums.

 (4) The 1994 amount has been restated to exclude 50,000 options awarded on January 3, 1995 which are included in the 1995 awards amount.

 (5) Consists of $19,912 in Company contributions to the Company's profit sharing plans, $2,041 of above market interest and $1,083 in group life insurance premiums.

 (6) Consists of $19,912 in Company contributions to the Company's profit sharing plans, $2,041 of above market interest and $578 in group life insurance premiums.

 (7) Consists of $19,912 in Company contributions to the Company's profit sharing plans, $2,041 of above market interest and $308 in group life insurance premiums.

 (8) Consists of $10,208 in Company contributions to the Company's profit sharing plans and $218 in group life insurance premiums.

 (9)  Represents $397 in group life insurance premiums.

(10) Dr. Slama joined the Company on February 8, 1996 and severed his employment relationship with the Company as of November 14, 1996.

EMPLOYMENT AGREEMENTS AND TERMINATION BENEFITS AGREEMENTS

        On February 8, 1996, PHSC and the Company entered into an employment agreement with Dr. Slama, pursuant to which Dr. Slama was to serve as President and Chief Executive Officer of PHSC. The agreement provides for a term of five years and an annual base salary of $300,000. In addition, the agreement entitles Dr. Slama to an annual bonus based upon the financial performance of PHSC and certain of the Company's subsidiaries. The agreement also subjects Dr. Slama to certain non-competition provisions for the term of his employment under the agreement and for a period of five years thereafter, and entitles him to receive up to a total of $1.7 million in consideration thereof. In connection with the execution of the agreement, the Company granted Dr. Slama options to purchase 25,000 shares of Common Stock at an exercise price of $18.125 per share, which options have been canceled, effective upon Dr. Slama's severance of his employment relationship with the Company as of November 14, 1996. The agreement also entitles Dr. Slama to receive, on each of the first three anniversaries of the date of the employment agreement, an option to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options were to be exercisable for a period of ten years and vest in fourths on each of the first four anniversaries of the respective dates of grant. In the agreement, the Company also agreed to use its best efforts to elect Dr. Slama to the Board of Directors of the Company for a period of five years. Dr. Slama severed his employment relationship with the Company and PHSC as of November 14, 1996 and the applicability of Dr. Slama's employment agreement is currently in dispute. See "Election of Directors--Legal Proceedings." Dr. Slama was also party to a termination benefits agreement with PHSC on substantially the same terms as described below, except that Dr. Slama's agreement is based upon a "Change in Control" of PHSC rather than the Company.

        The Company has entered into a Termination Benefits Agreement with each of Messrs. Bindley, Salentine, McCormick, and Burks (the "Covered Named Executive Officers"). The purpose of the agreements is to encourage them to remain with the Company by assuring them of certain benefits in the event of a "Change in Control" of the Company.

        The Termination Benefits Agreements provide for payments to the Covered Named Executive Officers upon the occurrence of certain events. Each Termination Benefits Agreement has a term of three years and is automatically extended annually for an additional one-year period unless notice is given by the Company or the Covered Named Executive Officer. The Termination Benefits Agreements are designed to protect the Covered Named Executive Officer against termination of his employment following a "Change in Control" of the Company. For purposes of the Termination Benefits Agreement, "Change in Control" is broadly defined to include, among other things, the acquisition by a person or group of persons of 25% or more of the combined voting power of the stock of the Company, the replacement of a majority of the current Board of Directors, the approval by the shareholders of the Company of a reorganization, merger or consolidation or the approval by shareholders of a liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company. A "Change in Control," however, does not include a disposition of the Company's wholesale drug business.

        Following a "Change in Control," the Covered Named Executive Officer is entitled to the benefits provided by the Termination Benefits Agreement in the event his employment is terminated for any reason other than his death, disability, or normal retirement or is terminated by the Company for cause.

        In addition, the Covered Named Executive Officer is entitled to the benefits of the Termination Benefits Agreement if, after a "Change in Control," he terminates his employment with the Company in response to certain actions by the Company which include, among other things, a substantial reduction in his duties or responsibilities, a reduction in the level of salary payable to him, the failure by the Company to continue to provide him with benefits substantially similar to those previously provided to him, the required relocation of the Covered Named Executive Officer, or the breach by the Company of any of the provisions of the Termination Benefits Agreement.

        Upon termination of employment, a Covered Named Executive Officer who is entitled to the benefits payable under the Termination Benefits Agreement shall receive within 30 days following the termination all earned but unpaid salary, bonus and incentive payments through the date of his termination. In addition, he shall be entitled to a lump-sum payment of an amount equal to
2.9 times the Covered Named Executive Officer's average annual compensation paid by the Company for the past five years. Any lump sum payment will be grossed up in an amount sufficient to cover any excise tax imposed upon such payment pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

COMPENSATION OF DIRECTORS

        During 1996, the Company paid directors who are not employees of the Company an annual retainer of $15,000 and a fee of $1,000 for each Board meeting or committee meeting attended. Directors who are full-time employees do not receive any additional compensation for serving as directors or for attending meetings, but all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings.

        On March 29, 1991, the Board of Directors adopted, subject to shareholder approval, an Outside Directors Stock Option Plan (the "Directors Plan"). The shareholders approved the Directors Plan at the 1991 annual meeting. Pursuant to the Directors Plan, each Eligible Director (as defined therein) is automatically granted an option to purchase 1,000 shares of common stock on June 1 of each year beginning in 1991. The option price per share is 85% of the fair market value of one share of Common Stock on the date of grant. The option becomes exercisable six months following the date of grant and expires ten years following the date of grant. Options may be exercised by the holder only if he has been in continuous service on the Board of Directors at all times since the grant of the option. There are currently six Eligible Directors - Messrs. W.F. Bindley, Harris, Koch, McGinley, Risk and Smith. On June 1, 1996, each of such Eligible Directors received an option to purchase 1,000 shares of Common Stock at an exercise price of $14.56. The Eligible Directors are not currently eligible for grants or awards under any other stock, bonus or benefit plans of the Company.

PROFIT SHARING PLAN

        The Company and its subsidiaries maintain a qualified profit sharing plan ("Profit Sharing Plan") for eligible employees of the Company and its subsidiaries. All employees are generally eligible to participate in the Profit Sharing Plan as of the first January 1, April 1, July 1 or October 1 after having completed at least one year of service (as defined in the Profit Sharing Plan) and having reached age 21.

        The annual contribution of the Company and its subsidiaries to the Profit Sharing Plan is at the discretion of the Board and is generally 8% of a participant's compensation for the year. The employer contribution for a year is allocated among participants employed on the last day of the year in proportion to their relative compensation for the year. Subject to limitations imposed by the Code, a participant may, in addition to receiving a share of the employer contribution, have a whole percentage (ranging from 1% to 13%) of his or her compensation withheld from pay and contributed to the Profit Sharing Plan. Subject to applicable Code requirements, employees may make "rollover" contributions to the Profit Sharing Plan of qualifying distributions from other employers' qualified plans.

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

        On December 9, 1994, the Company established the Bindley Western Industries, Inc. 401(k) Excess Plan ("401(k) Excess Plan") and the Bindley Western Industries, Inc. Profit Sharing Excess Plan ("Profit Sharing Excess Plan"), both of which are non-qualified deferred compensation plans for a select group of executive employees. The four Named Executive Officers currently eligible to participate in the plans are Messrs. Bindley, McCormick, Salentine, and Burks. The Profit Sharing Excess Plan was established to compensate the eligible executives for the effect of a new Code limitation on the contributions made on their behalf to the Company's Profit Sharing Plan. The 401(k) Excess Plan is designed to permit the eligible executives to save for retirement on a pre-tax basis beyond the extent permitted under the Profit Sharing Plan's 401(k) feature.

        Effective January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") reduced the amount of an employee's compensation that could be taken into account in determining contributions or benefits under a qualified pension or profit sharing plan. Under the Profit Sharing Excess Plan, for each year that an executive is in the plan, the Company will credit to the executive's account an amount designed to be equal to the difference between
(1) the contribution that the Company may lawfully make on the executive's behalf to the Profit Sharing Plan for the year, and (2) the amount that the Company could have contributed to the Profit Sharing Plan for the executive for that year had OBRA 93 not reduced the compensation limitation. The Profit Sharing Excess Plan also provides for an additional annual contribution on behalf of Mr. Bindley. This additional contribution for Mr. Bindley was formerly provided under a separate deferred compensation agreement between Mr. Bindley and the Company. That arrangement has now been terminated, and the amounts accumulated in Mr. Bindley's account under that arrangement have been transferred to his account under the Profit Sharing Excess Plan.

        The 401(k) Excess Plan permits the eligible executives voluntarily to defer portions of their pre-tax salary and bonus beyond what they can now defer under the 401(k) feature of the Profit Sharing Plan. Under the 401(k) Excess Plan, an eligible executive may elect to defer up to 100% of those portions of his salary and bonus that he is not able to defer under the Profit Sharing Plan.

        Amounts credited to an executive's account under the Profit Sharing Excess Plan are deemed to bear interest each year at an annual rate equal to the rate of return of the Standard & Poor's 500 Index for the year. With respect to amounts deferred under the 401(k) Excess Plan, each executive, at the time he makes his deferral election for the coming year, may designate the investment option or options (from among those available under the Profit Sharing Plan) to serve as the measure of the investment earnings and losses on the executive's deferrals for the year. Under both plans, a participating executive may choose the form in which his benefits will be paid to him or his beneficiary upon his retirement or death. The three options available are a single lump sum payment, quarterly installment payments for a specified period of up to 15 years, and annual installment payments over a specified period of up to 15 years.

        The Company's contributions under the Profit Sharing Excess Plan and amounts deferred under the 401(k) Excess Plan are credited in separate trusts. Each trust is what is commonly referred to as a "rabbi trust" arrangement, pursuant to which the assets of the trust are subject to the claims of the Company's general creditors in the event of the Company's insolvency. The trust assets are invested by the trustee in accordance with written investment guidelines submitted to the trustee from time to time by the Committee. Currently, such assets are principally comprised of corporate owned life insurance policies on the lives of Messrs. Burks and McCormick.

        Effective January 1, 1996, the Company adopted the First Amendment to the 401(k) Excess Plan (the "Amendment"). The Amendment is designed to comply with the conditions set forth in a 1995 Internal Revenue Service ruling regarding the coordination between non-qualified deferred compensation plans and 401(k) plans. To conform to the ruling, the executive must decide the total deferral he wants to make for the year and elect to have that deferral made under the 401(k) Excess Plan. Once the plan administrator of the Profit Sharing Plan determines how much the executive can defer under the Profit Sharing Plan's 401(k) feature for a year without exceeding Code limits, then that amount will be transferred from the 401(k) Excess Plan to that executive's Profit Sharing Plan 401(k) account.

SPLIT DOLLAR LIFE INSURANCE

        The Company and a family trust created by Mr. Bindley established in December 1992 a split-dollar life insurance arrangement on the life of Mr. Bindley. The life insurance policy provides coverage in the amount of $7 million. The trust pays premiums on the policy as if it were a one year term life policy. The Company pays the excess premiums. In addition, the Company pays to Mr. Bindley an annual bonus in an amount sufficient to cover the premiums paid by the trust and the tax liability on the bonus.

        At the earlier of Mr. Bindley's death or December 16, 2007, the Company will be reimbursed for all premiums paid by it. In the event of Mr. Bindley's death, the balance of the proceeds of the policy would be paid to the trust established by Mr. Bindley and used to purchase Common Stock of the Company from Mr. Bindley's estate. The annual premiums on the policy are $404,350, of which $390,910, $389,720, $388,530, $387,270 and $385,940 were paid by the

Company on January 25, 1993, December 15, 1993, December 14, 1994, December 15, 1995, and December 5, 1996, respectively.

        The Company also purchased a $13 million term life insurance policy on the life of Mr. Bindley in June 1993. The Company is both the owner and beneficiary of the policy. The premiums on the policy of $23,060, $27,610, $35,410 and $45,940 were paid by the Company on June 4, 1993, May 31, 1994, May 30, 1995, and May 21, 1996, respectively.

STOCK OPTIONS

        On June 27, 1983, the Company's Board of Directors and the then sole shareholder approved two stock option plans, a nonqualified stock option plan (the "Nonqualified Plan") and an incentive stock option plan (the "ISO Plan"). The Nonqualified Plan and the ISO Plan reserve 200,000 and 300,000 shares, respectively, of Common Stock (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock) for issuance pursuant to the exercise of options granted by the Board of Directors. The Nonqualified Plan and the ISO Plan are administered by the Committee.

        On March 21, 1987, the Board of Directors adopted, subject to shareholder approval, the 1987 Stock Option and Incentive Plan (the "1987 Plan"). The shareholders approved the 1987 Plan at the 1987 annual meeting of shareholders. As a result, no further awards will be made under the ISO Plan or the Nonqualified Plan. The 1987 Plan reserves for issuance 2,000,000 shares of Common Stock pursuant to incentive awards granted by the Committee. The 1987 Plan provides for the grant to officers and other key employees of the Company or its subsidiaries of incentive awards in the form of stock options or restricted stock. Stock options granted under the 1987 Plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options"). The shareholders amended the 1987 Plan at the 1989, 1990, 1991 and 1994 annual meetings of shareholders.

        The Company's shareholders approved the 1993 Stock Option and Incentive Plan (the "1993 Plan") on May 20, 1993, and amended it at the 1994 and the 1996 annual meetings of shareholders. The 1993 Plan reserves for issuance
3,000,000 shares of the Company's Common Stock for sale or award to officers and key employees (including any such officer or employee who holds at least 10% of the Company's outstanding Common Stock) as stock options or restricted stock. As a result of the adoption of the 1993 Plan, no further awards will be made from the shares of Common Stock that remained available for grants under the 1987 Plan.

        The following table sets forth information with respect to options granted by the Company under the 1993 Plan to the Named Executive Officers during 1996.

                                                     OPTION GRANTS IN LAST FISCAL YEAR

                                              Individual Grants                           Grant Date Value
                            ----------------------------------------------------------   ------------------
                                               % of
                                              Total
                                             Options
                            Number of        Granted
                            Securities          to
                            Underlying       Employees
                            Options              in        Exercise                        Grant Date
            Name            Granted          Fiscal Year    Price      Expiration Date   Present Value (1)
      -------------------   ------------     -----------   -------     ---------------   -----------------
      William E. Bindley      5,000  (2)        0.6%      $18.425      January 8, 2001      $23,950  (3)
                             41,000  (4)        4.9%       16.750      December 8, 2005     251,330  (5)
                                890  (6)        0.1%       20.075      December 13, 2001      4,317  (7)
                             53,110  (8)        6.3%       18.250      December 13, 2006    356,899  (9)

      Thomas J. Salentine     5,479 (10)        0.7%       18.250      December 13, 2006     30,628 (11)
                             54,521  (8)        6.5%       18.250      December 13, 2006    366,381  (9)

      Michael D. McCormick    5,479 (10)        0.7%       18.250      December 13, 2006     30,628 (11)
                             54,521  (8)        6.5%       18.250      December 13, 2006    366,381  (9)

      Keith W. Burks          5,479 (10)        0.7%       18.250      December 13, 2006     30,628 (11)
                             54,521  (8)        6.5%       18.250      December 13, 2006    366,381  (9)

      Michael L. Shinn        5,479 (10)        0.7%       18.250      December 13, 2006     30,628 (11)
                              9,521  (8)        1.1%       18.250      December 13, 2006     63,981  (9)

      Thomas G. Slama         5,517 (12)        0.7%       18.125      February 8, 2006      31,999 (13)
                             19,483 (14)        2.3%       18.125      February 8, 2006     128,003 (15)

------------------------

(1) The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount by which the market price of the stock exceeds the exercise price on the date of exercise. The grant date present value calculation uses an expected option term based on past experience, rather than the contract term of the options. The use of an expected term produces a valuation adjustment for non-transferability of the options. There have been no adjustments made for risk of forfeiture of the options.

(2) Incentive stock options granted at 110% of the fair market value of the stock on the date of grant. The options are exercisable on or after January 8, 1997.

(3) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.36%, an expected term of four years, a dividend yield of .41% and a stock volatility of 32.05%.

(4) Nonqualified stock options granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable at the rate of 25% per year, beginning on December 8, 1996.

(5) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.41%, an expected term of five years, a dividend yield of .41% and a stock volatility of 32.05%.

(6) Incentive stock options granted at 110% of the fair market value of the stock on the date of grant. The options are exercisable on or after December 13, 1997.

(7) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 6.05%, an expected term of four years, a dividend yield of .41% and a stock volatility of 27.52%.

(8) Nonqualified stock options granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable at the rate of 25% per year, beginning on December 13, 1997.

(9) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 6.16%, an expected term of five years, a dividend yield of .41% and a stock volatility of 30.22%.

(10) Incentive stock options granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable on or after December 13, 1997.

(11) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 6.05%, an expected term of four years, a dividend yield of .41% and a stock volatility of 27.52%.

(12) Incentive stock options granted at 100% of the fair market value of the stock on the date of grant. The options were to be exercisable on or after February 8, 1997. All of such options were canceled, effective upon Dr. Slama's severance of his employment relationship with the Company as of November 14, 1996.

(13) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.14%, an expected term of four years, a dividend yield of .41% and a stock volatility of 32.00%.

(14) Nonqualified stock options granted at 100% of the fair market value of the stock on the date of grant. The options were exercisable at the rate of 25% per year, beginning on February 8, 1997. All of such options were canceled, effective upon Dr. Slama's severance of his employment relationship with the Company as of November 14, 1996.

(15) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.25%, an expected term of five years, a dividend yield of .41% and a stock volatility of 31.98%.

         The following table sets forth information with respect to the exercise of options by the Named Executive Officers during 1996.


                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                               Number of Securities           Value of Unexercised
                                                          Underlying Unexercised Options      In-the-Money Options
                                  Shares                     at Fiscal Year-End             at Fiscal Year-End (2)
                                Acquired on    Value       --------------------------     ---------------------------
               Name              Exercise    Realized (1)  Exercisable  Unexercisable     Exercisable   Unexercisable
        -------------------      ----------  ------------  -----------  -------------     -----------   -------------
        William E. Bindley          ---        ---          217,905        230,095         $1,398,481      $918,469
        Thomas J. Salentine         ---        ---          308,500        140,500          2,435,877       402,844
        Michael D. McCormick        ---        ---          269,000        140,500          1,914,199       402,844
        Keith W. Burks             6,000     $40,455        209,000        140,500          1,311,144       402,844
        Michael L. Shinn           4,125      28,531         32,349         27,401            158,986        64,937
        Thomas G. Slama             ---        ---             ---           ---                  ---           ---

---------------------

(1) The value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

(2) The closing price for the Company's Common Stock as reported by the NYSE on December 31, 1996 was $19.375. The value is calculated on the basis of the difference between the Common Stock option exercise price and $19.375, multiplied by the number of "In-the-Money" shares of Common Stock underlying the option.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Committee's established practice with respect to executive compensation has been to: (a) conduct annual merit reviews in May of each year, to become effective June 1; (b) grant stock options on the second Friday of each December; and (c) approve annual bonuses payable, in whole or part, during the following March. The Committee applied the criteria discussed below to the June 1, 1996 annual merit reviews and the 1996 annual bonus amounts for the executive officers.

         Executive Compensation Policy

         The Company's compensation policy is designed to: (a) be competitive so that the Company can attract, reward, and retain the quality talent that is essential to its continued success; (b) motivate key employees through the use of incentive compensation programs, including annual bonuses and stock option grants; (c) treat employees fairly and, at the same time, be cost effective;
(d) foster teamwork within the Company so that employees share in the rewards and risks of the Company; (e) offer executive officers the opportunity to achieve significant levels of ownership in the Company's stock so that their interests will be aligned with those of its shareholders; and (f) assure that executive officers' compensation will be tax deductible to the maximum extent permissible.

         Cash Based Compensation

         Base Compensation. In making compensation decisions, the Committee's subjective review process primarily includes: (a) an analysis of executive compensation levels within the pharmaceutical distribution industry at other publicly-traded companies of comparable size and stature by reviewing proxy statements and national compensation surveys and reports; (b) individual efforts and accomplishments within the Company, the distribution industry, and the community; (c) management experience and development; (d) team building skills consistent with the Company's best interests; (e) base compensation paid to other executive officers within the Company; and (f) observance of the Company's ethics and compliance program. For the past three years, annual merit increases have averaged 8.8%. During this period, certain executive officers have received greater base compensation increases corresponding to promotions and/or expanded responsibilities.

         The Committee's decision with respect to 1996 base compensation was made after the annual merit review of the other executive officers was conducted by the CEO. During May 1996, the Committee authorized the CEO to increase the base salaries for Messrs. Burks, McCormick, and Salentine. These annual merit increases averaged 10.0% and were made effective on June 1, 1996.

         Annual Bonus. A portion of the cash compensation of the executive officers (and most other salaried employees) consists of annual bonus payments under the Company's bonus pool. The bonus pool is approved annually by the Committee and the Board of Directors. For the past two years, the bonus pool has averaged $1.8 million. Allocation of the bonus pool to the executive officers (other than the CEO) is based on recommendations made by the Committee with input from the CEO. Allocation of the bonus pool to non-executive officers is generally based on recommendations made by the heads of the Company's divisions or departments.

         The Committee gives equal consideration to the Company's overall performance and the executive officer's performance for the specific areas of the Company under his or her direct control. This 50-50 balance supports accomplishment of overall objectives and rewards individual contributions by the executive officers.

         At the December 9, 1994 meeting, the Committee elected to expand its previously reported measures of the Company's performance for purposes of establishing the annual bonuses for the executive officers by including year to year comparisons in the following areas: (a) net gross sales; (b) net DSD sales; (c) operating earnings; (d) net pre tax earnings; (e) net after tax earnings; (f) shareholders equity; (g) primary and fully diluted earnings per share; and (h) December 31 closing stock price. Of these criteria, operating earnings were given the greatest weight and shareholders equity the least weight. If the 1996 operating earnings were greater than those in 1995 and if the percentage improvement of the other criteria averaged at least 10%, the Committee agreed to approve 1996 bonuses to Messrs. Bindley, Burks, McCormick and Salentine such that the combined bonuses equaled 2.10% of operating earnings for 1996, compared to 2.14% for 1995, 2.09% for 1994 and 2.07% for 1993. On March 27, 1997, the Committee ratified the above noted bonuses to be paid during that month. These bonus amounts average 67% of base compensation for these executive officers, compared to 64% for 1995, 69% for 1994 and 70% for 1993.

         The Committee deems such financial goals to be a valid measure of performance within the pharmaceutical distribution industry and consistent with the Company's best interests. Discretionary adjustments by the Committee are possible should unforeseen or uncontrollable events occur during the course of the year.

         The Committee's intent is to make the executive officers' total cash compensation package (base compensation plus annual bonus) competitive with other publicly-traded companies of comparable size and stature within the pharmaceutical distribution industry. Based on its analysis of total cash compensation for similar executive officers within the pharmaceutical distribution industry, the Committee has determined the Company's cash compensation for its executive officers to be competitive with respect to the Company's relative position within the industry.

         Equity Based Compensation

         The Committee believes that equity compensation, in the form of stock options, is an important element of performance based compensation of executive officers. By granting stock options, the Committee will continue the Company's long-standing practice of increasing key employees' equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive for key employees to remain with the Company for the long term because the options are not immediately exercisable and, if not exercised, are forfeited if the employee leaves the Company before retirement.

         Consistent with the above philosophy, the Committee, based on input from the CEO, approved the granting of stock options to 203 key employees on December 13, 1996. For the executive officers (other than the CEO) the Committee considered: (a) the CEO's input; (b) the Company's long-standing practices with respect to stock option grants; (c) the objective criteria for evaluating the Company's performance previously set forth in the discussion with respect to cash compensation; (d) subjective criteria with respect to individual performance, including individual efforts and accomplishments, experience, and team building skills; and (e) the number of stock option grants to other executive officers within the Company. No executive officer was granted more stock options in 1996 than in 1995.

   Compensation of William E. Bindley, Chairman, Chief Executive Officer, and President

         Mr. Bindley's cash compensation is based on the same factors as the other executive officers. As represented in the Summary Compensation Table set forth under "Compensation of Executive Officers and Directors," Mr. Bindley's cash compensation is 11.4% greater in 1996 than 1995. Mr. Bindley's 1996 annual bonus was in an amount equal to 0.64% of the Company's 1996 operating earnings, compared to 0.65% in 1995, 0.64% in 1994 and 0.53% in 1993. The Committee's decision to increase Mr. Bindley's cash compensation was based on the subjective and objective criteria previously set forth in this report in the discussion with respect to cash compensation.

         Since the approval of the 1993 Plan, Mr. Bindley has also participated in the Company's equity based compensation program. By employing the subjective and objective criteria previously set forth in the discussion with respect to cash and equity based compensation, the Committee granted
Mr. Bindley the stock options shown in the Option Grants In Last Fiscal Year table set forth under "Compensation of Executive Officers and Directors--Stock Options."

         It is the Committee's view that Mr. Bindley's total compensation package for 1996 was based on an appropriate balance of: (a) individual performance; (b) Company performance; and (c) other CEO compensation packages within the pharmaceutical distribution industry. The Committee points out that the companies used for evaluation of competitive compensation may not, in all cases, be the same as those companies comprising the industry peer group described under "Compensation of Executive Officers and Directors--Performance Graph."

                                        Compensation and Stock Option Committee

                                        Seth B. Harris
                                        Robert L. Koch II
                                        J. Timothy McGinley
                                        James K. Risk III
                                        K. Clay Smith

PERFORMANCE GRAPH

         The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the New York Stock Exchange Index and with peer companies within SIC Code 5122 (Drug, Drug Proprietaries and Druggists' Sundries) for the years 1992 through 1996. The Company's Common Stock has been listed on the NYSE since August 2, 1995. Prior to that time, the Company's Common Stock was traded on the Nasdaq National Market System.


       Comparison of Five-Year Cumulative Total Return Among The Company,
              New York Stock Exchange Index and SIC 5122 Companies

                     December 31 . . .            1991      1992       1993      1994      1995      1996
              ----------------------------------------------------------------------------------------------
              New York Stock Exchange             100.00    104.70     118.88    116.57    151.15     182.08
              ----------------------------------------------------------------------------------------------
              SIC 5122 Companies                  100.00    109.09     127.34    165.67    214.86     270.33
              ----------------------------------------------------------------------------------------------
              Bindley Western                     100.00     74.02      70.04     91.99    101.40     116.11
              ----------------------------------------------------------------------------------------------


                            [PERFORMANCE LINE CHART]

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         On March 18, 1993, the Board of Directors established the Committee to approve compensation and stock option grants for the Company's executive officers. The Committee members during 1996 were Messrs. Harris, Koch, McGinley, Risk and Smith. None of the Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.


                                   PROPOSAL 2

                            APPOINTMENT OF AUDITORS

         The appointment of Price Waterhouse LLP as auditors for the Company during 1997 will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of Price Waterhouse LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he or she desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE LLP.


                                   PROPOSAL 3

                        SHAREHOLDER PROPOSAL RELATED TO
                      NON-EMPLOYEE DIRECTORS' COMPENSATION

         A shareholder has submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponent:

"RESOLVED, that the shareholders recommend that the Board of Directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent (50%) of their total compensation in the form of Company stock which cannot be sold for three years."

         The proponent has submitted the following statement in support of his proposal:

         "A significant equity ownership by non-employee directors is probably the best motivator for enhancing shareholder value and facilitating identification with shareholders."

         "Traditionally, non-employee directors were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise critical oversight of management's performance in fostering corporate profitability and shareholder value. All too often, outside directors' oversight has been too lax, and their actions were too late to effect any meaningful change."

         "The history of public corporations in America has too many examples of directors passively allowing strategic management errors to occur. This results in eroding corporate and shareholder value."

         "When compensation takes the form of company stock, there is a greater likelihood that outside directors will exercise greater diligence in protecting their own, as well as corporate, and shareholder interests."

         "What is being recommended in this proposal is neither novel nor untried. A number of corporations have already established versions of such practices, namely, Alexander & Alexander, Baxter International, Hartford Steam Boiler, James River, McGraw Hill, NYNEX, RJR Nabisco, Sunbeam Corporation, The Travelers, Westinghouse, Woolworth and Zurn Industries."

         "In June, 1995, the National Association of Corporate Directors'
(NACD) Blue Ribbon Commission on Director Compensation issued a report urging that public company directors be paid their annual fees primarily in company stock to more closely align their interests with those of shareholders.
Several widely-reported empirical studies have confirmed the potential efficacy of this approach. Albert J. Dunlap, a Commission member and Chairman and Chief Executive Officer of Sunbeam Corporation has stated:

               'What kind of contribution will the directors ever make if they don't have a vested interest in the company's financial success. They've got to show that they believe in the company, that they're willing to stand behind their choices... ... ... Any director who isn't willing to be paid [one hundred] percent in stock doesn't believe in the company'"

         "It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them in stock. However, it is my contention that stock options entail no downside risk, i.e., while stock options offer rewards should the stock increase, if the stock price decreases, no penalties ensue. There are few strategies that are more likely to align the interests of outside directors with those of shareholder than one which results in their sharing of the same bottom line."

         "I URGE YOUR SUPPORT.  VOTE FOR THIS RESOLUTION!"

         The name and address of the proponent and the number of shares of the Company's Common Stock held by the proponent will be promptly furnished by the Company to any person, orally or in writing as requested, upon the receipt of any oral or written request therefor directed to the Secretary of the Company.

COMPANY'S RESPONSE

         In the Company's view, because all of the Company's non-employee Directors currently own a significant number of shares and/or options exercisable for shares of Common Stock of the Company, this proposal seeks to address a problem which does not exist. Each non-employee Director beneficially owns at least 3,000 shares of Common Stock and four of the Company's six non-employee Directors beneficially own at least 7,000 shares of Common Stock. In addition, the Company's non-employee directors hold currently exercisable stock options representing a total of 32,000 shares of Common Stock. See "Election of Directors--Nominees." As a result of these meaningful equity holdings in the Company, the interests of the non-employee Directors are already closely aligned with those of the shareholders.

         Grants of stock options have been an integral component of the Company's compensation package for non-employee Directors since 1991. Pursuant to the Outside Directors Stock Option Plan, each non-employee Director receives an option to purchase 1,000 shares of the Company's Common Stock on June 1 of each year. See "Compensation of Executive Officers and Directors--Compensation of Directors." Additionally, at its March 27, 1997 meeting, the Compensation and Stock Option Committee proposes to recommend to the Board that any future increases in Board compensation be paid in the form of Common Stock of the Company which cannot be sold for a period of time meeting the minimum holding period of Rule 144 of the Securities Act of 1933, as amended, which period of time currently is two years, but which will be reduced to one year effective April 29, 1997. The Company believes that this policy will serve to further align the non-employee Directors' interests with those of the shareholders, as the proponent's supporting statement urges.

         The Company believes that the adoption of the shareholder's proposal regarding compensation of non-employee Directors could severely restrict the Company's ability to retain key non-employee Directors and to compete with other firms in attracting highly-qualified non-employee Directors, thereby hindering its ability to enhance shareholder value.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.


                        PRINCIPAL OWNERS OF COMMON STOCK

         The following table sets forth as of January 31, 1997 the number of shares of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of the Common Stock of the Company, by each of the Named Executive Officers, and by all directors and executive officers of the Company as a group. The following table also sets forth as of January 31, 1997 the number of shares of the common stock of PHSC (the "PHSC Common Stock") owned by each of the Named Executive Officers and by all directors and executive officers as a group. PHSC is an indirect subsidiary of the Company. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                              Common Stock                    PHSC Common Stock
Class                                       ----------------                ---------------------
                                                                 Percent of      Number of
             Name and Address of            Number of Shares       Class          Shares        Percent of Class
                  Individual or               Beneficially        (if more      Beneficially        (if more
                Identity of Group               Owned (1)         than 1%)        Owned (2)         than 1%)
                -----------------               ---------         --------        ---------          --------
        William E. Bindley (3)              3,298,912 (4)(5)          27.8%             0                ---

        Thomas J. Salentine                   321,483 (4)(6)           2.7%             0                ---

        Michael D. McCormick                  277,857 (4)(7)           2.3%             0                ---

        Keith W. Burks                        217,200 (4)(8)           1.8%             0                ---

        Michael L. Shinn                       32,349 (4)(9)           ---              0                ---

        Thomas G. Slama                               0                ---             60                 6%

        Mellon Bank Corporation                 610,000 (10)           5.4%             0                ---
        One Mellon Bank Center
        Pittsburgh, PA  15258 (11)

        All current directors and          4,316,215 (4)(12)          33.8%            60                 6%
        executive officers as a group
        (13 persons)

__________

(1) For information regarding the beneficial ownership of shares held by non-employee directors, see "Election of Directors--Nominees."

(2)      No shares are beneficially owned by any non-employee director.

(3) The address of this shareholder is 10333 N. Meridian Street, Suite 300, Indianapolis, Indiana 46290.

(4) Does not include shares subject to stock options which are not exercisable within 60 days.

(5)      Includes presently exercisable stock options to purchase
         222,905 shares granted by the Company. Also includes 1,000 shares held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(6)      Includes presently exercisable stock options to purchase
         308,500 shares granted by the Company.

(7)      Includes presently exercisable stock options to purchase
         269,000 shares granted by the Company.

(8)      Includes presently exercisable stock options to purchase
         209,000 shares granted by the Company.

(9) Includes presently exercisable stock options to purchase 32,349 shares granted by the Company.

(10) The shareholder is a parent holding company and has sole voting power with respect to 538,000 of such shares. Shares are beneficially owned by certain subsidiaries of the shareholder.

(11)     Information is based solely on reports filed by such shareholder under
         Section 13(d) of the Securities Exchange Act of 1934.

(12)     Includes presently exercisable stock options to purchase
         1,136,853 shares granted by the Company.


                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 1998 Annual Meeting of Common Shareholders is November 28, 1997.

PROXY

BINDLEY WESTERN INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint William E. Bindley and Michael D. McCormick, or either of them, my proxies, with power of substitution, to vote all shares of common stock of the Company which I am entitled to vote at the annual meeting of common shareholders of said company, to be held at the Conference Center, 10333 North Meridian Steet, Indianapolis, Indiana, on May 15, 1997, at 9:00 a.m., Indianapolis time, and at any adjournment, as follows:

Election of Directors, Nominees                         (change of address)

William E. Bindley, Keith W. Burks,                ____________________________
Robert L. Koch II, James K. Risk III,
Seth B. Harris, K. Clay Smith,                     ____________________________
J. Timothy McGinley, Michael D. McCormick,
William F. Bindley II, Thomas J. Salentine         ____________________________
                                                   (If you have written in the
                                                   above space, please mark the
                                                   corresponding box on the
                                                   reverse side of this card.)

This proxy when properly executed will be voted in the manner directed herein by the signed shareholder. If no direction is made, this proxy will be voted FOR the election as directors of all nominees listed under proposal 1, FOR proposal 2 and AGAINST proposal 3.

                                                                 -------------
                                                                  SEE REVERSE
                                                                      SIDE

                                                                 -------------

--------------------------------------------------------------------------------
                                 DETACH CARD


Note: The Conference Center is located on the 1st floor of 3 Meridian Plaza at the northeast corner of 103rd Street and Meridian Street.

[X]  PLEASE MARK YOUR
     VOTE AS IN THIS
     EXAMPLE.



                  FOR   WITHHELD                       FOR  AGAINST  ABSTAIN                               FOR  AGAINST  ABSTAIN
1. Election of    [ ]     [ ]      2. Proposal to      [ ]    [ ]      [ ]       3. Shareholder Proposal   [ ]    [ ]      [ ]
   Directors                          approve the                                   related to non-
   (see reverse)                      appointment of                                employee directors'
                                      Price Waterhouse                              compensation.
                                      LLP, as auditors for the Company for 1997.

   For, except vote withheld from the following nominee(s):
    ---------------------------------------------------------
                                                                                 4. In their discretion, on any other matters that
                                                                                    may properly come before the meeting.

                                                                                 5. The Board of Directors recommends a vote FOR its
                                                                                    nominees, FOR proposal 2 and AGAINST proposal 3.

                                                              Change   [ ]
                                                                of
                                                              Address

                                                              Attend   [ ]
                                                              Meeting

  SIGNATURE(S)___________________________________ DATE _______________, 1997

  SIGNATURE(S)___________________________________ DATE _______________, 1997

  NOTE:  Please sign exactly as name appears below.  When shares are held by two or more persons, all of them should sign.  When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.  Please mark, sign, date and return the proxy card promptly using the enclosed envelope.
------------------------------------------------------------------------------------------------------------------------------------
                                                            DETACH CARD